Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
February 15, 2008	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports 2007 Profits of $2,785,206

MOUNT AIRY, NC – Mount Airy-based Surrey Bancorp (the “Company”) today reported earnings of $2,785,206 or $0.78 per fully diluted share for the year ended December 31, 2007. This represents a 5.1 percent increase in profitability from year-end 2006, when the Company reported earnings of $2,650,893 or $0.76 per fully diluted share. For the fourth quarter of 2007, the Company reported earnings of $566,706 or $.16 per fully diluted share. This represents a 9.7 percent decrease in earnings from the $627,817 or $.18 per fully diluted share reported for the fourth quarter of 2006. The increase in annual earnings for 2007 was primarily the result of overall growth and increases in non-interest income. The decrease in the fourth quarter earnings was a result of a tightening net interest margin, brought about by a general decrease in interest rates, and increases in the provision for loan losses due to loan growth.

Total assets were $210,957,373 as of December 31, 2007, an increase of 12.7 percent from the $187,109,528 reported on December 31, 2006. Net loans increased 8.2 percent to $166,456,800, compared to $153,852,006 at the end of the 2006. Asset quality remained strong with delinquency levels and charge-offs in line with industry averages. Loan loss reserves were $2,781,565 or 1.64 percent of total loans as of December 31, 2007. Total deposits increased to $171,180,232 at year-end 2007, a 13.3 percent increase from the $151,091,270 reported at the end of 2006.

Surrey Bancorp (Stock Symbol SRYB.OB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full service branches are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, which provides full-service brokerage and investment advice through an association with UVEST Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.